Exhibit (a)(1)(H)

Full Value Partners L.P.
Park 80 West, Plaza Two
Saddle Brook, NJ 07663

Phone (201) 556-0092
Fax (201) 556-0097

August 17, 2007

Dorothy E. Bourassa
Secretary
Pioneer Tax Advantaged Balanced Trust
60 State Street
Boston, Massachusetts 02109

Dear Ms. Bourassa:

Full Value Partners L.P. is the beneficial owner of shares of Pioneer Tax Advantaged Balanced Trust  (the “Trust”) valued in excess of $2,000.00.  We have held our shares for at least 12 months and intend to hold them through the next annual meeting.  We hereby submit the following proposal and supporting statement pursuant to rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in management’s proxy materials for the next meeting of stockholders.

RESOLVED:  Pioneer Tax Advantaged Balanced Trust is requested to conduct a self-tender offer for all outstanding shares of the Trust at net asset value (“NAV”).  If more than 50% of the Trust’s outstanding shares are tendered, the tender offer should be cancelled and the Trust should be liquidated

Supporting Statement

At the June 2006 annual meeting, Western Investment’s nominees were elected trustees on a platform to narrow the Trust’s discount to NAV which Western called “unacceptable.”  We voted for Western’s nominees and had high expectations that the Trust’s discount would soon be eliminated.

Despite an increase in the Trust’s monthly distribution, the Trust’s shares have continued to trade at an “unacceptable” discount.  As of August 16, 2007, the discount was more than 12%.  Therefore, we believe it is appropriate to conduct a self-tender offer for all outstanding shares of the Trust to allow shareholders to receive full NAV for their shares.  If a majority of the Trust’s outstanding shares are tendered, that would demonstrate that there is insufficient shareholder support for continuing the Trust in its closed-end format.  In that case, the tender offer should be cancelled and the Trust should be liquidated.

Very truly yours,

Andrew Dakos
Managing Member
Full Value Advisors L.L.C.
General Partner